EXHIBIT 1

The undersigned agree that the Statement on Schedule 13D to which this Agreement is attached is filed on behalf of each one of them.

COMPREHENSIVE ASSOCIATES LLC
	By:	The Nybor Group, Inc., Managing Member
Date: August 29, 2005	By:	/s/ Robyn Schreiber
Robyn Schreiber
Title: President

THE NYBOR GROUP, INC.

By:	/s/ Robyn Schreiber
Robyn Schreiber
Title: President

/s/ Robyn Schreiber

Robyn Schreiber